EXHIBIT 99.1
GAYLORD ENTERTAINMENT CO. REPORTS FIRST QUARTER 2007 EARNINGS
Gaylord Hotels Net Definite Bookings Increase 43.8 Percent
Company Reiterates Full-Year Guidance for 2007
NASHVILLE, Tenn. (May 1, 2007) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the first quarter of 2007.
For the first quarter ended March 31, 2007:
•	Consolidated revenue in the first quarter of 2007 decreased from $241.6 million in the first quarter of 2006 to $239.8 million, mainly driven by revenue declines at ResortQuest and the Company’s Opry and Attractions segment compared to the same period last year.
•	Income from continuing operations was $3.5 million, or $0.08 per share, compared to income from continuing operations of $11.3 million, or $0.28 per share in the prior-year quarter.
•	Hospitality segment total revenue of $166.5 million in the first quarter of 2007 increased slightly compared to $165.5 million in the prior-year quarter. Gaylord Hotels revenue per available room[1] (“RevPAR”) and total revenue per available room[2] (“Total RevPAR”) increased 1.2 percent and 1.9 percent, respectively, compared to the first quarter of 2006. The marginal increase in hospitality revenue in the first quarter of 2007 against a very strong first quarter last year reflects continued strength in group business demand at all of Gaylord’s existing properties.
•	Adjusted EBITDA[3] was $34.2 million in the first quarter of 2007 compared to $42.9 million in the prior-year quarter.
•	Consolidated Cash Flow[4] (“CCF”) decreased 22.6 percent to $41.7 million in the first quarter of 2007 compared to $53.8 million in the same period last year. CCF in the first quarter includes a $2.9 million charge related to the termination of a tenant lease at Opryland. This termination was recognized in order to redevelop certain food and beverage operations at the hotel.
“The first quarter this year came in as planned as we continue to refine our service enhancements to further drive customer satisfaction and loyalty. The work that we are doing is in preparation for the higher levels of occupancy and increased demand we continue to see across all of our properties. Even withstanding the short-term effect these enhancements will have on costs, we remain very confident in the overall strength of the business for 2007 and are reaffirming our guidance for the full-year,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment.
Mr. Reed continued, “This year is bringing about significant and dynamic change for our company. The major initiatives that we are taking on will reinforce our market leadership and set the stage for meaningful growth in 2008 and beyond. We continue to make certain that our resources are sharply directed on our high growth and profitable hotel business. As part of this effort, we recently entered into agreements to sell our equity interest in Bass Pro as well as ResortQuest’s Hawaiian operations. The proceeds from these sales, as well as the substantial cash that we continue to generate from our business, will be allocated to our expansion plans that enable our existing hotels to take advantage of the high levels of unmet demand from our customers.”
“We also continue to enhance and strengthen our relationship with customer and meeting planners, from whom we have learned a great deal regarding how we should approach the market going forward,” continued Reed. “As a result of this learning and because of the continued strong demand for the Gaylord brand, we are confident that we will be successful in both extending the brand to smaller, meetings-oriented hotels and expanding our national coverage with additional large, convention-oriented hotels.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the first quarter of 2007 include:
•	Gaylord Hotels’ RevPAR grew 1.2 percent to $129.65 compared to $128.08 in the prior-year quarter. Gaylord Hotels’ Total RevPAR grew 1.9 percent to $307.81 compared to $301.96 in the first quarter of 2006.
•	Gaylord Hotels’ CCF decreased 12.2 percent to $46.0 million in the first quarter of 2007 compared to $52.3 million in the same period last year. CCF margins for the hospitality segment decreased 402 basis points to 27.6 percent, compared to 31.6 percent in the prior-year quarter, driven by the introduction of new service initiatives, higher levels of commission based business, and a $2.9 million charge to terminate the lease related to certain food and beverage space at the Gaylord Opryland.
•	Gaylord Hotels’ same-store net definite bookings for all future years, excluding Gaylord National, increased 42.2 percent to 320,400 room nights booked in the first quarter of 2007.
•	Gaylord National booked an additional 37,000 room nights in the first quarter of 2007, bringing National’s cumulative net definite room nights booked to 931,000.

“Because of the tremendous value that the Gaylord brand has garnered over the past five years, we are confident that our plans to expand our existing assets, build additional properties in key markets, and co-invest in additional attractions will bring about exceptional growth opportunities and will be met with enthusiasm by meeting planners and convention guests,” said Reed.
“Hospitality segment performance, once again, served as Gaylord’s primary vehicle for growth. We have made significant improvements to the entire portfolio of properties that we believe will help build a stronger product as occupancy continues to grow. However, these costs will weigh on margins in the short term,” said Reed. “We are quite proud of the work we have done to reestablish Opryland as the premier convention hotel. The investments we have made there are already resulting in a larger proportion of higher value business for the hotel.”
At the property level, Gaylord Opryland generated revenue of $63.4 million in the first quarter of 2007, a 3.7 percent decrease compared to the prior-year quarter. RevPAR decreased 1.4 percent to $109.19 compared to $110.73 in the same period last year, driven by lower occupancy levels compared to the year-ago quarter. Total RevPAR decreased 0.9 percent to $252.45 in the first quarter of 2007. CCF decreased to $12.0 million, versus $17.3 million in the prior-year quarter, resulting in a CCF margin of 19.0 percent, a 730 basis point decrease versus the same period last year. The decrease in the hotel’s CCF was driven by additional costs associated with enhanced service initiatives, a higher percentage of commission based business, and a decrease in banquet revenues. Opryland’s profitability in the first quarter was also negatively impacted by a $2.9 million charge related to the termination of a tenant lease at Opryland, recognized as part of the hotel’s planned reconcepting of its food and beverage offerings. First quarter 2007 operating statistics reflect 8,300 room nights out of available inventory compared to 1,130 room nights out of available inventory in the first quarter of 2006 due to the Opryland room renovation.
Gaylord Palms posted revenue of $52.6 million in the first quarter of 2007, an increase of 3.4 percent compared to $50.8 million in the prior-year quarter. RevPAR increased 6.0 percent to $174.08 compared to $164.23 in the same period last year. Total RevPAR increased 3.4 percent to $415.39 in the first quarter of 2007. CCF remained flat at $18.9 million compared to the same period last year, resulting in a CCF margin of 36.0 percent, an 89 basis point decrease versus the prior-year quarter.
Gaylord Texan revenue increased 3.6 percent to $48.6 million in the first quarter of 2007, compared to $46.9 million in the prior-year quarter. RevPAR in the first quarter of 2007 of $140.13 was down slightly as compared to the first quarter of 2006. Total RevPAR increased 3.6 percent to $357.27 in the first quarter of 2007. CCF decreased 7.8 percent to $14.6 million in the first quarter of 2007, versus $15.8 million in the prior year, resulting in a 30.0 percent CCF margin. Overall performance at the Texan was impacted by a higher percentage of commission based business, by a significant decline in group attrition and cancellation revenue that favorably impacted the first quarter of 2006 and a low profit contribution on increased revenue from the Glass Cactus.
Development Update
Progress continues to be made on the 2,000-room Gaylord National in Prince George’s County. The Company spent an additional $106.8 million in the first quarter of 2007, bringing total capital expenditures for the hotel to $368.8 million. The National’s construction cost budget remains at $870.0 million, excluding capitalized interest and pre-opening expenses.
The National’s bookings continue to increase with an additional 37,000 room nights booked in the first quarter of 2007, bringing the cumulative number of net definite room nights for the property to 931,000. The Company’s planning efforts with the Unified Port of San Diego and the City of Chula Vista to build a world-class convention hotel on the San Diego bayfront remain on schedule.
“We have spent considerable time outlining our strategy to expand the Gaylord brand by focusing resources on the development of additional hotel properties,” said Reed. “Gaylord National’s advance bookings exceed 930,000 room nights providing great visibility into the market’s demand for this property. Early feedback from meeting planners and analysts who have had the opportunity to tour the Gaylord National facility has been incredibly positive about the prospects of this property and we remain on track to open in April 2008. Additionally, based on the progress we have made with the Port of San Diego and the City of Chula Vista, we currently believe we are on track to complete Gaylord’s first west coast hotel and convention center by 2011-2012. We do not anticipate spending any significant capital on the property until 2008.”
ResortQuest
ResortQuest revenue from continuing operations were $57.5 million in the first quarter of 2007, a decrease of 3.1 percent compared to the prior-year quarter. ResortQuest CCF was $4.5 million in the first quarter of 2007, compared to CCF in the prior-year quarter of $10.8 million. The decrease in CCF is driven mainly by a $5.4 million gain from the collection of a note receivable in the first quarter of 2006 previously considered to be uncollectible. In the first quarter of 2007, ResortQuest RevPAR increased 11.2 percent to $99.80 compared to $89.74 in the prior-year quarter. In the first quarter of 2007, ResortQuest had 14,136 units under exclusive management, excluding units reflected in discontinued operations.
On April 19, 2007, Gaylord Entertainment announced that it agreed to sell its ResortQuest Hawaii business to Interval Acquisition Corp., an affiliated company of Interval International. As part of this transaction, Gaylord Entertainment will retain its 18.1 percent equity interest in the joint venture of the ResortQuest Kauai Beach at its Makaiwa property, as well as its 19.9 percent ownership stake in the Aston Waikiki Beach Hotel. The closing is expected to take place during the second or third quarter of 2007, subject to the satisfaction of customary conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.
“The agreement to sell ResortQuest’s Hawaii operations was an important development for Gaylord shareholders, as well as ResortQuest customers, employees, homeowners and partners. We are extremely pleased with the significant value generated by ResortQuest Hawaii, which is a testament to the hard work our team has put into this business. We continue to look at strategic alternatives for maximizing the value of the remaining mainland ResortQuest assets,” said Reed.
Opry and Attractions
Opry and Attractions segment revenue decreased 5.5 percent to $15.8 million in the first quarter of 2007, compared to $16.8 million in the year-ago quarter. The segment’s CCF was flat to the prior-year quarter.
Corporate and Other
Corporate and Other CCF in the first quarter of 2007 was flat to the prior year with a CCF loss of $9.4 million.
Bass Pro Shops
On April 3, 2007, Gaylord Entertainment announced that it had entered into an agreement to sell its remaining equity interest in Bass Pro for $222.0 million in cash. The transaction is expected to close in the second quarter of 2007 subject to customary closing conditions, including financing.
Liquidity
As of March 31, 2007, the Company had long-term debt outstanding, including current portion, of $876.3 million and unrestricted and restricted cash of $60.7 million. $692.8 million of the Company’s $1.0 billion credit facility remains undrawn at the end of the first quarter of 2007, which includes $12.2 million in letters of credit.
In March 2007, the Company entered into a new $1.0 billion senior secured credit facility that will be available to fund the Company’s business plan, including the development of the Gaylord National Resort and Convention Center.
The $1.0 billion credit facility replaces the Company’s prior $600.0 million facility. The new facility provides $300.0 million of revolving credit and $700.0 million of delayed-draw term loan availability, both bearing interest at a rate equal to LIBOR plus 1.50 percent or the lead bank’s prime rate plus 0.50 percent (subject to adjustment based on the Company’s borrowing base leverage ratio), at Gaylord’s election. The credit facility is secured by a pledge of the Company’s hotel properties, is guaranteed by certain of the Company’s subsidiaries and will mature on March 9, 2010. The credit facility was arranged by Banc of America Securities, LLC and Deutsche Bank Securities, Inc.
Outlook
The following outlook is based on current information as of May 1, 2007. The Company does not expect to update guidance until next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason. The Company previously announced that it will suspend issuing full-year guidance for ResortQuest until the conclusion of its review of options to maximize value in this investment for shareholders.
“We have identified several core growth strategies that will bring about strong results for the business going forward. These include, enhancing our leadership position in the meeting and convention industry through expanded distribution and increased service levels; expanding our existing assets to better accommodate increasing demand; and finally, transforming our existing properties into leisure destinations,” said Reed. “We have already begun the process of upgrading our offerings at our properties, starting with the $72.0 million room renovation at Opryland to be completed this year and the hotel’s $30.0 million food and beverage reconcepting. As part of the food and beverage plan, we recently took a $2.9 million charge related to a lease termination that was not previously included in our guidance.”
“Successful implementation and execution of these strategies will yield significant growth in the coming years, additional returns for shareholders, and will solidify Gaylord’s standing as the premier brand in the industry,” concluded Reed.

2007
Consolidated Cash Flow
Gaylord Hotels	$182 -- 190 Million
Opry and Attractions	$11 -- 12 Million
Corporate and Other	$(40 -- 43) Million
Gaylord Hotels advance bookings	1.3 -- 1.4 Million
Gaylord Hotels RevPAR	5% -- 7%
Gaylord Hotels Total RevPAR	7% -- 9%
Gaylord’s 2007 outlook reflects approximately 48,000 room nights out of service due to the room renovation at the Gaylord Opryland.
Webcast and Replay

Gaylord Entertainment will hold a conference call to discuss this release today at 10:00 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be made available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates three industry-leading brands — Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, ResortQuest (www.resortquest.com), the nation’s largest vacation rental property management company, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for 82 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.gaylordentertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels, the Company’s ability to successfully integrate and achieve operating efficiencies at ResortQuest, the ability to obtain financing for new developments, levels of occupancy at ResortQuest units under management, the quantity and quality of our ResortQuest units under management, and returning damaged units to service on a timely basis. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
1 The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period. The Company calculates revenue per available room (“RevPAR”) for its ResortQuest segment by dividing gross lodging revenues by room nights available to guests for the period. The Company’s ResortQuest segment revenue represents a portion of the gross lodging revenues based on the services provided by ResortQuest. ResortQuest segment revenue and operating expenses include certain reimbursed management contract expenses incurred in the period of $10.7 million and $10.6 million for the three months ended March 31, 2007 and 2006, respectively.

2 The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.
3 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the changes in fair value of the Viacom and CBS stock we own and changes in the fair value of the derivative associated with our secured forward exchange contract and gains on the sale of assets. In accordance with generally accepted accounting principles, the changes in fair value of the Viacom and CBS stock and derivatives are not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.
4 As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 8% and 6.75% senior notes) also excludes the impact of pre-opening costs, the non-cash portion of the naming rights and Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses), including the $5.4 million gain on the collection of a note receivable held by ResortQuest and dividends received from our investments in unconsolidated companies. The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, CFO	Elliot Sloane
Gaylord Entertainment	Sloane & Company
(615) 316-6101	(212) 446-1860
dkloeppel@gaylordentertainment.com	esloane@sloanepr.com
~or~	~or~
Rob Tanner, Director	Josh Hochberg
Investor Relations	Sloane & Company
Gaylord Entertainment	(212) 446-1892
(615) 316-6572	jhochberg@sloanepr.com
rtanner@gaylordentertainment.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended
	Mar. 31
	2007	2006
Revenues (a)	$239,841	$241,611
Operating expenses:
Operating costs (a)	151,999	151,779
Selling, general and administrative (b) (c)	50,702	45,870
Preopening costs	2,945	1,062
Depreciation and amortization	21,861	21,293

Operating income	12,334	21,607

Interest expense, net of amounts capitalized	(18,778)	(17,830)
Interest income	663	707
Unrealized loss on Viacom stock and CBS stock	(2,789)	(13,235)
Unrealized gain on derivatives	9,569	15,392
(Loss) income from unconsolidated companies	(1,918)	2,756
Other gains and (losses), net (d)	5,680	6,090

Income before provision for income taxes	4,761	15,487
Provision for income taxes	1,297	4,197

Income from continuing operations	3,464	11,290
Income from discontinued operations, net of taxes	—	1,869

Net income	$3,464	$13,159

Basic net income per share:
Income from continuing operations	$0.08	$0.28
Income from discontinued operations, net of taxes	$—	$0.05

Net income	$0.08	$0.33

Fully diluted net income per share:
Income from continuing operations	$0.08	$0.27
Income from discontinued operations, net of taxes	$—	$0.05

Net income	$0.08	$0.32

Weighted average common shares for the period:
Basic	40,802	40,311
Fully-diluted	42,112	41,395
(a)	Includes certain ResortQuest reimbursed management contract expenses incurred in the period of $10,705 and $10,561 for the three months ended March 31, 2007 and 2006, respectively.

(b)	Includes non-cash lease expense of $1,608 and $1,664 for the three months ended March 31, 2007 and 2006, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense and other property lease expense on a straight-line basis.

(c)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the three months ended March 31, 2007.

(d)	Includes a non-recurring $4,539 gain related to the sale of the corporate aircraft for the three months ended March 31, 2007. Includes a non-recurring $5,446 gain related to the collection of a note receivable, held by ResortQuest, previously considered to be uncollectible for the three months ended March 31, 2006.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Mar. 31	Dec. 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$36,515	$40,562
Cash and cash equivalents — restricted	24,191	15,715
Short-term investments	392,124	394,913
Trade receivables, net	54,549	39,458
Estimated fair value of derivative assets	218,703	207,428
Deferred financing costs	3,831	10,461
Other current assets	37,822	29,106
Current assets of discontinued operations	—	28

Total current assets	767,735	737,671
Property and equipment, net of accumulated depreciation	1,754,272	1,638,443
Intangible assets, net of accumulated amortization	21,528	22,688
Goodwill	87,458	87,331
Indefinite lived intangible assets	28,254	28,254
Investments	82,282	84,488
Long-term deferred financing costs	17,274	15,579
Other long-term assets	18,236	18,065

Total assets	$2,777,039	$2,632,519

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,293	$2,034
Secured forward exchange contract	613,054	613,054
Accounts payable and accrued liabilities	235,549	222,717
Deferred income taxes	56,648	56,628
Current liabilities of discontinued operations	592	578

Total current liabilities	908,136	895,011
Long-term debt and capital lease obligations, net of current portion	873,961	753,572
Deferred income taxes	89,184	96,537
Estimated fair value of derivative liabilities	1,605	2,610
Other long-term liabilities	95,700	86,525
Long-term liabilities and minority interest of discontinued operations	237	238
Stockholders’ equity	808,216	798,026

Total liabilities and stockholders’ equity	$2,777,039	$2,632,519

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation
and Amortization (“Adjusted EBITDA”) and Consolidated
Cash Flow (“CCF”) reconciliation:

	Three Months Ended Mar. 31,
	2007		2006
	$	Margin	$	Margin
Consolidated
Revenue	$239,841	100.0%	$241,611	100.0%

Net income	$3,464	1.4%	$13,159	5.4%
Income from discontinued operations, net of taxes	—	0.0%	(1,869)	-0.8%
Provision for income taxes	1,297	0.5%	4,197	1.7%
Other (gains) and losses, net	(5,680)	-2.4%	(6,090)	-2.5%
Loss (income) from unconsolidated companies	1,918	0.8%	(2,756)	-1.1%
Unrealized gain on derivatives	(9,569)	-4.0%	(15,392)	-6.4%
Unrealized loss on Viacom stock and CBS stock	2,789	1.2%	13,235	5.5%
Interest expense, net	18,115	7.6%	17,123	7.1%

Operating income (1)	12,334	5.1%	21,607	8.9%
Depreciation & amortization	21,861	9.1%	21,293	8.8%

Adjusted EBITDA	34,195	14.3%	42,900	17.8%
Pre-opening costs	2,945	1.2%	1,062	0.4%
Other non-cash expenses	1,608	0.7%	1,664	0.7%
Stock option expense	1,694	0.7%	1,646	0.7%
Other gains and (losses), net (2) (3)	5,680	2.4%	6,090	2.5%
(Gains) and losses on sales of assets	(4,467)	-1.9%	253	0.1%
Dividends received	—	0.0%	172	0.1%

CCF	$41,655	17.4%	$53,787	22.3%

Hospitality segment
Revenue	$166,451	100.0%	$165,464	100.0%
Operating income (1)	24,649	14.8%	33,389	20.2%
Depreciation & amortization	16,403	9.9%	16,140	9.8%
Pre-opening costs	2,945	1.8%	1,062	0.6%
Other non-cash expenses	1,554	0.9%	1,575	1.0%
Stock option expense	423	0.3%	169	0.1%
Other gains and (losses), net	(10)	0.0%	2	0.0%

CCF	$45,964	27.6%	$52,337	31.6%

ResortQuest segment
Revenue	$57,493	100.0%	$59,304	100.0%
Operating income	1,702	3.0%	2,016	3.4%
Depreciation & amortization	2,423	4.2%	2,725	4.6%
Other non-cash expenses	54	0.1%	89	0.2%
Stock option expense	287	0.5%	343	0.6%
Other gains and (losses), net (3)	(183)	-0.3%	5,430	9.2%
Dividends received	—	0.0%	172	0.3%
Losses on sales of assets	197	0.3%	—	0.0%

CCF	$4,480	7.8%	$10,775	18.2%

Opry and Attractions segment
Revenue	$15,842	100.0%	$16,765	100.0%
Operating loss	(1,006)	-6.4%	(1,371)	-8.2%
Depreciation & amortization	1,556	9.8%	1,414	8.4%
Stock option expense	77	0.5%	24	0.1%
Other gains and (losses), net	(2)	0.0%	(266)	-1.6%
Losses on sales of assets	—	0.0%	253	1.5%

CCF	$625	3.9%	$54	0.3%

Corporate and Other segment
Revenue	$55		$78
Operating loss	(13,011)		(12,427)
Depreciation & amortization	1,479		1,014
Stock option expense	907		1,110
Other gains and (losses), net (2)	5,875		924
Gains on sales of assets	(4,664)		—

CCF	$(9,414)		$(9,379)

(1) Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the three months ended March 31, 2007.
(2) Includes a non-recurring $4,539 gain related to the sale of the corporate aircraft for the three months ended March 31, 2007.
(3) Includes a non-recurring $5,446 gain related to the collection of a note receivable, held by ResortQuest, previously considered to be uncollectible for the three months ended March 31, 2006.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Mar. 31,
	2007	2006
HOSPITALITY OPERATING METRICS:

Gaylord Hospitality Segment (1)

Occupancy	77.3%	79.9%
Average daily rate (ADR)	$167.63	$160.28
RevPAR	$129.65	$128.08
OtherPAR	$178.16	$173.88
Total RevPAR	$307.81	$301.96

Revenue	$166,451	$165,464
CCF (2)	$45,964	$52,337
CCF Margin	27.6%	31.6%

Gaylord Opryland (1)

Occupancy	74.2%	77.6%
Average daily rate (ADR)	$147.20	$142.78
RevPAR	$109.19	$110.73
OtherPAR	$143.26	$143.98
Total RevPAR	$252.45	$254.71

Revenue	$63,355	$65,757
CCF (2)	$12,017	$17,275
CCF Margin	19.0%	26.3%

Gaylord Palms

Occupancy	83.8%	85.1%
Average daily rate (ADR)	$207.80	$193.09
RevPAR	$174.08	$164.23
OtherPAR	$241.31	$237.35
Total RevPAR	$415.39	$401.58

Revenue	$52,564	$50,816
CCF	$18,939	$18,762
CCF Margin	36.0%	36.9%

Gaylord Texan

Occupancy	80.6%	81.5%
Average daily rate (ADR)	$173.95	$172.19
RevPAR	$140.13	$140.27
OtherPAR	$217.14	$204.50
Total RevPAR	$357.27	$344.77

Revenue	$48,585	$46,886
CCF	$14,576	$15,811
CCF Margin	30.0%	33.7%

Nashville Radisson and Other (3)

Occupancy	60.5%	70.5%
Average daily rate (ADR)	$98.20	$90.28
RevPAR	$59.43	$63.68
OtherPAR	$13.54	$13.46
Total RevPAR	$72.97	$77.14

Revenue	$1,947	$2,005
CCF	$432	$489
CCF Margin	22.2%	24.4%

RESORTQUEST OPERATING METRICS:

ResortQuest Segment (4)

Occupancy	58.5%	57.8%
ADR	$170.60	$155.13
RevPAR	$99.80	$89.74
Total Units	14,136	15,795
(1) Excludes 8,333 and 1,131 room nights that were taken out of service during the three months ended March 31, 2007 and 2006, respectively, as a result of the rooms renovation program at Gaylord Opryland.
(2) Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the three months ended March 31, 2007.
(3) Includes other hospitality revenue and expense
(4) Excludes units in discontinued markets and units out of service, including units damaged by hurricanes.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
RECONCILIATION OF FORWARD-LOOKING STATEMENTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and
Amortization (“Adjusted EBITDA”) and Consolidated Cash
Flow (“CCF”) reconciliation:

	Guidance Range
	Full Year 2007
	Low	High
Hospitality segment
Estimated Operating income (loss)	$88,500	$96,500
Estimated Depreciation & amortization	67,500	67,500

Estimated Adjusted EBITDA	$156,000	$164,000
Estimated Pre-opening costs	18,300	18,300
Estimated Non-cash lease expense	6,300	6,300
Estimated Stock Option Expense	1,400	1,400
Estimated Gains and (losses), net	—	—

Estimated CCF	$182,000	$190,000

Opry and Attractions segment
Estimated Operating income (loss)	$4,800	$5,800
Estimated Depreciation & amortization	5,900	5,900

Estimated Adjusted EBITDA	$10,700	$11,700
Estimated Stock Option Expense	300	300
Estimated Gains and (losses), net	—	—

Estimated CCF	$11,000	$12,000

Corporate and Other segment
Estimated Operating income (loss)	$(55,600)	$(52,600)
Estimated Depreciation & amortization	5,100	5,100

Estimated Adjusted EBITDA	$(50,500)	$(47,500)
Estimated Stock Option Expense	3,500	3,500
Estimated Gains and (losses), net	4,000	4,000

Estimated CCF	$(43,000)	$(40,000)